EXHIBIT 12.1
QWEST COMMUNICATIONS INTERNATIONAL INC.
CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
(AMOUNTS IN THOUSANDS, EXCEPT FOR RATIOS)
(UNAUDITED)

                                           Nine Months
                                       Ended September 30,                        Year Ended December 31,
                                    --------------------------   -----------------------------------------------------------
                                        1997       1996            1996        1995         1994        1993       1992
                                    --------------------------   -----------------------------------------------------------
Income (loss) before income taxes    $   4,454     $ (13,211)     $ (10,201)  $ (38,467)   $ (10,685)    $111,711   $ (8,562)
Add:
   Interest on debt, net of
    capitalized interest                 8,886         5,004          6,827       4,248          219        3,319      2,779
   Interest expense portion of
    rental expense                       1,434         1,166          1,666       1,548        1,049        1,168        825
   Other                                     -             -            234          57            -            -          -
                                    --------------------------   -----------------------------------------------------------
Earnings available for fixed
 charges                             $  14,774     $  (7,041)     $  (1,474)  $ (32,614)   $  (9,417)    $116,198   $ (4,958)
                                    ==========================   ===========================================================
Fixed Charges:
   Interest on debt                  $  20,072     $   6,625      $   9,426   $   6,161    $     502     $  3,319   $  2,779
   Interest expense portion of
    rental expense                       1,434         1,166          1,666       1,548        1,049        1,168        825
   Preferred stock dividend                  -             -              -           -            -       15,981      5,912
                                    --------------------------   -----------------------------------------------------------
Total fixed charges                  $  21,506     $   7,791      $  11,092   $   7,709    $   1,551     $ 20,468   $  9,516
                                    ==========================   ===========================================================
Ratio of earnings to fixed charges           -             -              -           -            -         5.68          -
Deficiency                           $  (6,732)    $ (14,832)     $ (12,566)  $ (40,323)   $ (10,968)    $      -   $(14,474)

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